Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Post-Effective Amendment No. 2 to Registration Statement No. 33-15190 on Form S-3; Registration Statement Nos. 333-52476 and 333-53150 on Form S-3; Registration Statement Nos. 33-47534, 333-40796, 33-54307, and 333-95035 on Form S-8; Post-Effective Amendment No. 1 to Registration Statement No. 33-1720 on Form S-8, and Post-Effective Amendment No. 3 on Form S-3 to Registration Statement No. 2-96386 on Form S-14, all of Pinnacle West Capital Corporation, of our report dated February 9, 2001, appearing in this Annual Report on Form 10-K of Pinnacle West Capital Corporation for the year ended December 31, 2000.



DELOITTE & TOUCHE LLP

Phoenix, Arizona

March 12, 2001